Filed pursuant to Rule 433
Registration No. 333-124120

Morgan Stanley New Issue Summary	March 29, 2006

Issuer:	Newfield Exploration Company
Face Amount:	$550,000,000
Gross Proceeds:	$550,000,000
Security:	Senior Subordinated Notes
Coupon:	6.625%
Price per bond:	100% (Par)
Yield:	6.625%
Ratings:	Ba3/BB-
Maturity:	April 15, 2016
Interest:	Semi-Annual
Interest Payments:	April 15 and October 15,
commencing October 15, 2006
Use of Proceeds:	Redemption of 8 3/8% Senior
Subordinated Notes due 2012
and for general corporate
purposes, including funding a
portion of the 2006 capital
program
Underwriters:	Morgan Stanley (bk); JPMorgan
(jt.mgr); First Albany
Capital, Goldman, Sachs & Co.
and Wachovia Securities
(sr.cos); Calyon Securities
(USA) and Harris Nesbitt (cos)
Distribution Method:	Registered
Trade Date:	March 29, 2006
Settlement Date:	April 3, 2006 (T+3)
Optional Redemption:	Makewhole Call at Treasury
Rate plus 50 basis points, at
any time prior to April 15,
2011

Date	Price

April 15, 2011	103.313%
April 15, 2012	102.208%
April 15, 2013	101.104%
April 15, 2014 and thereafter	100%

Equity Clawback:	At anytime prior to April 15,
2009, at a redemption price
equal to 106.625%, for up to
35%

CUSIP:	651290 AJ 7
This notice shall not constitute an offer to sell or a solicitation of an offer to buy. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).
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